Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Swift Transportation Company:
We consent to the use of our report dated March 29, 2011, with respect to the consolidated balance sheets of Swift Transportation Company and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit, comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2010, which are included herein in this registration statement on Form S-4 of Swift Services Holdings, Inc. and to the reference to our firm under the heading “Experts” in this Amendment No. 1 to the registration statement on Form S-4 of Swift Services Holdings, Inc.
The audit report covering the December 31, 2010 consolidated financial statements of Swift Transportation Company refers to the adoption, on January 1, 2010, of the provisions of Accounting Standards Update No. 2009-16, Accounting for Transfers of Financial Assets, included in FASB ASC Topic 860, Transfers and Servicing.
Phoenix, Arizona
May 19, 2011
/s/ KPMG LLP